Exhibit 10.2

STOCK PURCHASE AND INDEMNIFICATION AGREEMENT (this “Agreement”) dated as of November 5, 2003, among UNION PACIFIC CORPORATION, a Utah corporation (“UPC”), OVERNITE CORPORATION, a Virginia corporation (“Overnite”), OVERNITE, INC., a Delaware corporation (“Overnite Delaware”), OVERNITE HOLDING, INC., a Delaware corporation (“OHI”), OVERNITE TRANSPORTATION COMPANY, a Virginia corporation (“OTC”), and MOTOR CARGO INDUSTRIES, INC., a Utah corporation (“MCI”).

WHEREAS, UPC desires to sell all the issued and outstanding shares of common stock of OHI, par value $0.01 per share (the “OHI Shares”), and Overnite desires to purchase the OHI Shares from UPC (the “Divestiture Transaction”) in exchange for 27,500,000 shares of common stock of Overnite, par value $0.01 per share (the “Overnite Shares”), and the Deferred Consideration Promissory Note (as defined below);

WHEREAS, immediately following the Divestiture Transaction, UPC has agreed to sell the Overnite Shares it will receive in the Divestiture Transaction to certain underwriters in connection with an underwritten initial public offering (the “Offering”) pursuant to the terms of an Underwriting Agreement, dated October 30, 2003 (the “Underwriting Agreement”), among UPC, OHI, Overnite and the underwriters named therein;

WHEREAS, in connection with the Offering, Overnite has filed a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”);

WHEREAS, in connection with the Divestiture Transaction and the Offering, UPC and Overnite have entered into a Tax Allocation Agreement, dated the date hereof (the “Tax Allocation Agreement”); and

WHEREAS, the parties hereto desire to enter into this Agreement in order to provide for the Divestiture Transaction and the indemnification against certain costs and liabilities which may be incurred in connection with the Divestiture Transaction, the Offering and the above-mentioned registration statement, including any prospectus included therein, and their respective businesses both prior to and after the Divestiture Transaction and the Offering.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural versions of the terms below):

The term “Affiliate” shall have the meaning accorded to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date hereof.

The term “Bank Credit Facility” shall mean the Credit Agreement, dated the date hereof, among OTC and the Lenders and Agents named therein.

The term “Business Day” shall mean a day of the year on which banks are not required or authorized to close in New York City.

The term “Closing” shall mean the closing of the Divestiture Transaction.

The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

The term “Compensation Agreement” shall mean the Compensation Arrangement Agreement, dated the date hereof, between UPC and Overnite.

The term “Guarantee” shall mean all guarantees, surety and performance bonds, payment or reimbursement obligations relating to insurance arrangements, letters of credit and other arrangements pursuant to which UPC guarantees or secures any Overnite Liability which are in effect immediately prior to the Closing; provided, that in no event shall Guarantee include the Compensation Agreement.

The term “Liabilities” shall mean all debts, liabilities and obligations, actual or contingent, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever and however arising, including all costs and expenses (including fees and disbursements of counsel) relating thereto, and including without limitation debts, liabilities and obligations arising in connection with any actual or threatened claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration panel.

The term “Overnite Group” shall mean Overnite and all Affiliates of Overnite following the Closing, including, without limitation, OHI, Overnite Delaware, OTC and MCI, and all subsidiaries of OTC and MCI on or prior to the Closing, and any or each of such entities individually and collectively, and jointly and severally.

The term “Overnite Liabilities” shall mean all Liabilities (other than Liabilities for Taxes) at any time arising out of or relating to the businesses, operations or assets conducted or owned or formerly conducted or owned at any time by, and the current or former employees of, the Overnite Group; provided that, in no event shall Overnite Liabilities include the Compensation Agreement, any UPC Liabilities, UPC Securities Liabilities or the Transaction Costs covered by indemnification provisions set forth in Section 6. In the case of an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or formerly maintained by the Overnite Group for its employees or former employees, “Overnite Liabilities” shall include all liabilities for any benefits due and payable under the terms of such plans as well as any penalties, interest or other charges imposed by any governmental agency with respect to the maintenance and administration of such plans. Further, in case of any employee benefit plan maintained or formerly maintained by the UPC Group in which employees or former employees of the Overnite Group have participated by virtue of their employment with Overnite, “Overnite Liabilities” shall be limited to the portion of the liability, penalty, interest or other charge attributable to employees or former employees of the Overnite Group, or in the event that a liability, penalty, interest or other charge is not attributable to such specific employees or former employees, “Overnite Liabilities” shall be limited to the portion of the liability, penalty, interest or other charge that bears the same relationship to the whole thereof as the benefit liabilities under such plan attributable to employees or former employees of the Overnite Group bears to all such benefit liabilities under the plan, and any costs (including reasonable counsel fees) imposed upon or incurred by the Overnite Group in connection with such liability shall be allocated in the same manner. “Overnite Liabilities” shall also include any Liabilities arising from or relating to amounts payable to employees of the Overnite Group as deferred compensation under the UPC Executive Incentive Plan resulting from periods on and after consummation of the Offering.

The term “Overnite Securities Liabilities” shall mean any Liability under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other Federal or state securities law or regulation, at common law or otherwise, arising out of the Offering, including without limitation any such Liability arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement filed under Federal or state securities laws in connection with the Offering, or in any amendment or supplement thereto (each, a “Registration Statement”), or in any prospectus or other communication relating to the Offering, or in any amendment or supplement thereto (each, a “Prospectus”), or (ii) the omission or alleged omission to state in a Registration Statement or Prospectus a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the foregoing definition shall not extend or apply to any Liability that arises out of or is based upon an untrue statement or alleged untrue statement of a material fact contained in, or an omission or alleged omission to state a material fact required to be stated (or necessary to make the statement not misleading) in, (A) the information furnished to the Company in writing by UPC expressly for use in the Registration Statement or Prospectus, it being understood and agreed that the only such information is that described as such in Section 2(m) of the Underwriting Agreement (the “UPC Information”), and (B) the information furnished to the Company by any Underwriter (as defined in the Underwriting Agreement) for use in the Registration Statement or Prospectus, it being understood and agreed that the only such information is that described as such in Section 9(c) of the Underwriting Agreement (collectively, the “Underwriter Information”).

The term “Person” shall mean any individual, corporation, company, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

The term “Subsidiary”, as it relates to any Person, shall mean any other Person of which an amount of the voting securities or other voting ownership or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of its equity interests) is owned, directly or indirectly, by such first Person.

The term “Tax” shall have the meaning ascribed to such term in the Tax Allocation Agreement.

The term “Transaction Costs” shall mean the following fees and expenses incurred in connection with the Divestiture Transaction and the Offering: (i) the fees and expenses of Hunton & Williams LLP, counsel to Overnite, (ii) the fees and expenses of Deloitte & Touche LLP, auditor for Overnite, including, without limitation, fees and expenses incurred in connection with the audit of financial statements for the Overnite Group included in any Registration Statement, (iii) the fees and expenses of American Appraisal Associates incurred in connection with the valuation of Overnite Group assets, (iv) the fees and expenses of Mercer Human Resources Consulting incurred for actuarial services performed in connection with the Divestiture Transaction, (v) the fees and expenses incurred in connection with the negotiation and execution of the Bank Credit Facility (including the security arrangements in connection therewith), (vi) the fees and expenses incurred in connection with the obtaining of ratings from any credit rating agency, (vii) any underwriters’ discounts or commissions, (viii) all organization expenses of Overnite, including, without limitation, all fees paid or payable in connection with the Offering expenses, assessments and other costs and expenses associated with its incorporation in the State of Virginia and its qualification to do business in any jurisdiction, (ix) all SEC, National Association of Securities Dealers, Inc. and other filing fees, all blue sky fees and expenses and all stock exchange fees and expenses, (x) all printing fees and expenses and (xi) all transfer agent and registration fees and expenses.

The term “UPC Group” shall mean UPC and all Affiliates of UPC (other than any member of the Overnite Group), and any or each of such entities individually and collectively and jointly and severally.

The term “UPC Liabilities” shall mean all Liabilities (other than Liabilities for Taxes) at any time arising out of or relating to the businesses, operations or assets conducted or owned or formerly conducted or owned by, and the current or former employees of, the UPC Group; provided that, in no event shall UPC Liabilities include any Overnite Liabilities, any Overnite Securities Liabilities, any liabilities on any Guarantee or the Transaction Costs covered by the indemnification provisions set forth in Section 5 of this Agreement. In the case of an “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained or formerly maintained by the UPC Group for its employees or former employees in which no employee or former employee of the Overnite Group has participated by virtue of their employment with Overnite, “UPC Liabilities” shall include all liabilities for any benefits due and payable under the terms of such plans as well as any penalties, interest or other charges imposed by any governmental agency with respect to the maintenance and administration of such plans. Further, in case of any employee benefit plan maintained or formerly maintained by the

UPC Group in which employees or former employees of the Overnite Group have participated by virtue of their employment with Overnite, “UPC Liabilities” shall be limited to the portion of the liability, penalty, interest or other charge attributable to employees or, former employees of the UPC Group, or in the event that a liability, penalty, interest or other charge is not attributable to such specific employees or former employees, “UPC Liabilities” shall be limited to the portion of the liability, penalty, interest or other charge that bears the same relationship to the whole thereof as the benefit liabilities under such plan attributable to employees or former employees of the UPC Group bears to all such benefit liabilities under the plan, and any costs (including reasonable counsel fees) imposed upon or incurred by the UPC Group in connection with such liability shall be allocated in the same manner. Notwithstanding the foregoing, UPC Liabilities shall include the Compensation Agreement and amounts payable to employees of the Overnite Group as deferred compensation under the UPC Executive Incentive Plan resulting from periods prior to the consummation of the Offering.

The term “UPC Securities Liabilities” shall mean any Liability under the Securities Act, the Exchange Act or any other Federal or state law or regulation, at common law or otherwise, arising out of the Offering, and arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or Prospectus or (ii) the omission or alleged omission to state in a Registration Statement or Prospectus a material fact required to be stated therein or necessary to make the statements made therein not misleading, but only to the extent that such Liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission concerning UPC Information; provided, however, that the foregoing definition shall not extend or apply to any Liability that arises out of or is based upon an untrue statement or alleged untrue statement of a material fact contained in, or an omission or alleged omission to state a material fact required to be stated (or necessary to make the statement not misleading) in the Underwriter Information.

2. Purchase and Sale of OHI Shares; Closing. (a) On the terms and subject to the conditions of this Agreement, at the Closing UPC shall sell, transfer and deliver, and Overnite shall purchase from UPC, free and clear of all liens, claims, encumbrances, security interests, options, charges and restrictions of any kind (collectively, “Liens”) (other than Liens granted on the OHI Shares pursuant to the terms of the Bank Credit Facility), all of the outstanding OHI Shares in exchange for (A) 27,500,000 Overnite Shares, free and clear of all Liens, and (B) $1.0 million in the form of a promissory note in substantially the same form as set forth in Exhibit A hereto (the “Deferred Consideration Promissory Note”).

(b) The Closing shall be held at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, or such other place as the parties may agree. At the Closing: (i) UPC shall deliver to Overnite certificates representing the OHI Shares, duly endorsed in blank or accompanied by one or more stock powers duly endorsed in blank, in each case in proper form for transfer, (ii) Overnite shall issue and deliver to UPC certificates representing the Overnite Shares, registered in the name of UPC, (iii) Overnite shall deliver to UPC a duly executed

Deferred Consideration Promissory Note, and (iv) Overnite and UPC shall each take such further actions and deliver such other documents as may be reasonably requested by the other party to complete the Divestiture Transaction.

(c) Immediately prior to the Closing, the net intercompany balance reflecting advances between UPC, on the one hand, and OHI and OTC, on the other hand, excluding payment of any Transaction Costs, shall be forgiven and canceled; provided, however, that Transaction Costs paid by UPC shall not be deemed to result in an adjustment to such net intercompany balance. OHI and Overnite hereby expressly consent to the forgiveness and cancellation of such net intercompany balance.

(d) Prior to the Closing, OHI shall declare, and prior to the consummation of the Offering, OHI shall pay a cash dividend to UPC, as holder of record of all of the Overnite Shares, in the amount of $128 million, which dividend shall be payable from the net proceeds of OTC’s borrowings under the Bank Credit Facility.

3. UPC Representations and Warranties. UPC hereby represents and warrants, as of the date hereof and as of the Closing, to Overnite, OHI, Overnite Delaware, OTC and MCI as follows:

(a) Each of UPC and OHI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of UPC and OHI and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of UPC and OHI, and this Agreement has been duly and validly executed and delivered by UPC and OHI.

(b) This Agreement constitutes the legal, valid and binding obligation of UPC, enforceable against UPC in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights and remedies generally and general principles equity.

(c) Neither the execution and delivery of this Agreement by UPC or OHI, nor the performance of their respective obligations hereunder, nor the consummation of the transactions contemplated hereby, will (i) violate any law, rule, regulation, order or judgment applicable to UPC or OHI, or the properties or assets of UPC or OHI, (ii) violate or conflict with any provision of the certificate of incorporation or by-laws of UPC or OHI or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license or instrument to which UPC or OHI is a party or by which it is bound or to which any of its assets is subject, except in each case for any violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice which will not have a material adverse effect on the ability of UPC or OHI to consummate the transactions contemplated by this Agreement. Neither UPC nor OHI is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), in order for UPC or OHI to execute and deliver this Agreement or to consummate the transactions contemplated by this Agreement, except for any failure to give notice or to file or obtain any authorization, consent or approval which would not have a material adverse effect on the ability of UPC or OHI to consummate the transactions contemplated by this Agreement.

(d) The authorized capital stock of OHI consists of 1,000 OHI Shares, of which 100 shares are issued and outstanding as of the date hereof. UPC holds of record and beneficially owns such OHI Shares free and clear of any and all Liens, other than restrictions on transfer of the OHI Shares imposed under applicable Federal or state securities laws. All of the OHI Shares have been duly authorized and are validly issued, fully paid and nonassessable. UPC is not a party to, and is not otherwise subject to or bound by, any voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of OHI, other than the rights of Overnite under this Agreement. Except for the rights of Overnite under this Agreement, there are no outstanding options, warrants, rights, agreements or other commitments, or any statutory or contractual preemptive or subscription rights, pursuant to which OHI is or may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold, or otherwise entitling any other Person to participate in or otherwise receive any payment based on the value of, any securities of OHI (including OHI Shares).

(e) UPC acknowledges that the Overnite Shares being acquired by it hereunder have not been registered under the Securities Act or registered or qualified under applicable state securities laws. UPC will not offer to sell or otherwise dispose of the Overnite Shares so acquired by it in violation of any of the registration requirements of the Securities Act or any comparable state securities laws.

4. Representations and Warranties of Overnite, OHI, Overnite Delaware, OTC and MCI. Overnite, OHI, Overnite Delaware, OTC and MCI hereby represent and warrant, on a joint and several basis, as of the date hereof and as of the Closing, to UPC as follows:

(a) Each of Overnite, Overnite Delaware, OTC and MCI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each of Overnite, Overnite Delaware, OTC and MCI has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Overnite, OHI, Overnite Delaware, OTC and MCI and the performance by each of them of their respective obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of such party, and this Agreement has been duly and validly executed and delivered by such party.

(b) This Agreement constitutes the valid, legal and binding obligation of Overnite, OHI, Overnite Delaware, OTC and MCI, enforceable against each of such parties in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights and remedies generally and general principles of equity.

(c) Neither the execution and delivery of this Agreement by Overnite, Overnite Delaware, OTC and MCI, nor the performance of their respective obligations hereunder, nor the consummation of the transactions contemplated hereby, will (i) violate any applicable law, rule, regulation, order or judgment applicable to Overnite, Overnite Delaware, OTC or MCI or their properties or assets, (ii) violate or conflict with any provision of the certificate of incorporation or by-laws of Overnite, Overnite Delaware, OTC or MCI or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license or instrument to which Overnite, Overnite Delaware, OTC or MCI is a party or by which it is bound or to which any of its assets is subject, except in each case for any violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice which will not have a material adverse effect on the ability of Overnite, Overnite Delaware, OTC or MCI to consummate the transactions contemplated by this Agreement. Neither Overnite, Overnite Delaware, OTC nor MCI is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Governmental Entity in order for Overnite, Overnite Delaware, OTC or MCI to execute and deliver this Agreement or to consummate the transactions contemplated by this Agreement, except for any failure to give notice, or to file or obtain any authorization, consent or approval which would not have a material adverse effect on the ability of Overnite, OTC, Overnite Delaware or MCI to consummate the transactions contemplated by this Agreement.

(d) The authorized capital stock of Overnite consists of 150,000,000 Overnite Shares and 25,000,000 shares of preferred stock, par value $0.01 per share, of which no Overnite Shares and no shares of preferred stock are issued and outstanding as of the date hereof. Immediately following the Divestiture Transaction, except as disclosed in the Registration Statement that has been filed as of the date hereof with the SEC with respect to the Offering, the only outstanding shares of capital stock of Overnite will be the 27,500,000 Overnite Shares to be issued and delivered to UPC in the Divestiture Transaction. All of the Overnite Shares to be issued in the Divestiture Transaction have been duly authorized. Upon consummation of the Divestiture Transaction, the Overnite Shares to be issued in the Divestiture Transaction will be validly issued, fully paid and nonassessable and will be free and clear of any Liens. Except for the rights of UPC under this Agreement and except as disclosed in the Registration Statement that has been filed as of the date hereof with the SEC with respect to the Offering, there are no outstanding options, warrants, rights, agreements or other commitments, or any statutory or contractual preemptive or subscription rights, pursuant to which Overnite is or may become obligated to issue, deliver, or sell, or cause to be issued, delivered or sold, or otherwise entitling any other Person to participate in or otherwise receive any payment based on the value of, any securities of Overnite (including Overnite Shares).

(e) Overnite acknowledges that the OHI Shares being acquired by it hereunder have not been registered under the Securities Act or registered or qualified under applicable state securities laws. The OHI Shares purchased by Overnite pursuant to this Agreement are being acquired for investment only and not with a view towards any public distribution thereof, and Overnite will not offer to sell or otherwise dispose of the OHI Shares so acquired by it in violation of any of the registration requirements of the Securities Act or any comparable state securities laws.

(f) At the time of the Divestiture Transaction, Overnite has no plan or intention to offer, pledge, sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant to purchase, or issue stock in Overnite other than pursuant to the employee benefit plans and employee stock awards described in the Registration Statement.

5. Indemnification by Overnite. The Overnite Group shall release, indemnify, defend and hold harmless the UPC Group and the respective directors, officers, employees, agents and representatives thereof from and against any and all losses, claims, damages, liabilities, demands, suits and actions (by any person), including all reasonable attorneys’ fees and disbursements and other costs and expenses incurred in connection therewith (collectively, “Indemnifiable Losses”), relating to, resulting from, or arising out of (a) any Overnite Liabilities, (b) any Overnite Securities Liabilities, (c) any fees and expenses described in clauses (viii) and (xi) of the definition of Transaction Costs and (d) any failure by the Overnite Group to comply with the terms and conditions of this Agreement or any other agreement executed in connection with the Offering or the Divestiture Transaction. No payment by Overnite pursuant to clauses (a) or (b) of the foregoing sentence shall be required until such time as the aggregate amount which would be so payable under such clauses exceeds $100,000, and at such time the entire aggregate amount (and not only the excess over $100,000) will become payable.

6. Indemnification by the UPC Group. The UPC Group shall release, indemnify, defend and hold harmless the Overnite Group and the respective directors, officers, employees, agents and representatives thereof from and against any and all Indemnifiable Losses relating to, resulting from, or arising out of (a) any UPC Liabilities, (b) any UPC Securities Liabilities, (c) any fees and expenses described in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (ix) and (x) of the definition of Transaction Costs and (d) any failure by UPC to comply with the terms and conditions of this Agreement or any other agreement executed in connection with the offering or the Divestiture Transaction. No payment by UPC pursuant to clauses (a) or (b) of the foregoing sentence shall be required until such time as the aggregate amount which would be so payable under such clauses exceeds $100,000, and at such time the entire aggregate amount (and not only the excess over $100,000) will become payable.

7. Guarantees, Bonds, Etc. Overnite Group shall use reasonable best efforts to promptly obtain the release of UPC, or the substitution of any member of the Overnite Group for UPC, on all Guarantees, other than that certain letter of credit, number S401376, in the amount of $2,743,933, issued by BNP (the “BNP LOC”), and that certain letter of credit, number SLCMMSP00412, in the amount of $10,957,111, issued by USBank NA (the “USB LOC”), each in favor of National Union Fire Insurance Company. The Guarantees shall include, but not be limited to, the agreements listed in Schedule A hereto, and any renewals thereof or substitutions therefor. UPC shall cooperate with the Overnite Group in obtaining such releases or substitutions, provided that it shall not be required to incur any non-de minimis liability or unreimbursed expense in doing so. The Overnite Group agrees to indemnify, defend and hold harmless the UPC Group, and the directors, officers, employees, agents and representatives thereof, from and against any Indemnifiable Losses relating to, resulting from, or arising out of, any Guarantee. UPC shall be subrogated to the rights of any beneficiary of a Guarantee against the Overnite Group to the extent that UPC is required to make any payment under such Guarantee. UPC agrees not to unilaterally terminate or withdraw any Guarantee and agrees to abide by the terms of the Guarantees unless UPC has provided advanced written notice to the Overnite Group and the Overnite Group has consented thereto in writing. The Overnite Group may withhold such consent if, to the Overnite Group’s knowledge after reasonable inquiry, such termination, withdrawal or non-compliance would cause more than a de minimis liability to the Overnite Group or result in the Overnite Group’s default under or violation of the terms of any agreement with a third party, in which case the Overnite Group would have to negotiate with UPC reasonable compensation for the continued maintenance of such Guarantee. Notwithstanding anything contained herein to the contrary, UPC agrees that it shall be solely responsible for the cost of maintaining the BNP LOC and OTC agrees that it shall reimburse UPC for the actual out-of-pocket cost of maintaining the USB LOC.

8. Workers’ Compensation Claims. UPC will cause its captive insurer, Wasatch Insurance Limited, a Bermuda corporation (“Wasatch”), to pay or cause to be paid the amount of each individual claim existing as of the date hereof hereto (the “Existing Workers’ Compensation Insurance Claims”) in accordance with applicable settlements or other agreements, understandings or current practices of Wasatch with respect to any of the Existing Workers’ Compensation Insurance Claims. UPC and OTC acknowledge and agree that OTC has paid funds to Wasatch which are used to pay Existing Workers’ Compensation Insurance Claims from time to time and UPC and OTC further acknowledge and agree that the current balance of such funds is approximately $2.0 million (the “Liability Funds”). OTC covenants and agrees to pay any and all amounts paid by Wasatch with respect to the Existing Workers’ Compensation Insurance Claims and hereby agrees to indemnify, defend, and hold harmless, UPC and its subsidiaries and affiliates from and against any and all liability for any amounts paid or to be paid in excess of the outstanding balance of the Liability Funds. In the event, after settlement of all Existing Workers’ Compensation Insurance Claims, there is any remaining balance in the Liability Funds, UPC covenants and agrees to cause Wasatch to promptly refund such remaining balance to OTC.

9. Third Party Claims. (a) If any person entitled to indemnification under this Agreement (an “Indemnitee”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any person that is not a party to this Agreement or a subsidiary of any such party (a “Third Party Claim”) against such Indemnitee, the Indemnitee shall promptly provide written notice thereof (including a description of the Third Party Claim and an estimate of any Indemnifiable Losses (which estimate shall not be conclusive as to the final amount of such Indemnifiable Losses)) to the party required to provide indemnification under this Agreement (the “Indemnifying Party”) within 10 business days after the Indemnitee’s receipt of notice of such Third Party Claim. Any delay by the Indemnitee in providing such written notice shall not relieve the Indemnifying Party of any liability for indemnification hereunder except to the extent that the rights of the Indemnifying Party are materially prejudiced by such delay.

(b) The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to assume the defense of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel (which shall be reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense. The Indemnitee may retain its own counsel with respect to such Third Party Claims, but the Indemnifying Party shall not be liable for any legal expenses incurred by the Indemnitee after the Indemnitee has received notice of the Indemnifying Party’s intent to assume the defense of a Third Party Claim, unless the named parties to such Third Party Claim (including any impleaded parties) include both the Indemnifying Party and the Indemnitee and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. If the Indemnifying Party fails to take steps reasonably necessary to diligently pursue the defense of such Third Party Claim within 60 days of receipt of notice from the Indemnitee that such steps are not being taken, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for the reasonable costs thereof.

(c) The Indemnifying Party may settle any Third Party Claim which it has elected to defend so long as the written consent of the Indemnitee to such settlement is first obtained (which consent shall not be unreasonably withheld). The Indemnitee shall not settle any Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld) if the Indemnifying Party elects not to defend such Third Party Claim.

(d) In the event that a Third Party Claim involves a proceeding as to which both the UPC Group and the Overnite Group may be Indemnifying Parties, the parties hereto agree to cooperate in good faith in a joint defense of such Third Party Claim.

10. Contribution. If the indemnification provided for in this Agreement with respect to Overnite Securities Liabilities or UPC Securities Liabilities is for any reason held by a court or other tribunal to be unavailable on policy grounds or otherwise, the UPC Group and the Overnite Group shall contribute to the Indemnifiable Losses in such proportion as to reflect each party’s relative fault in connection with such Indemnifiable Losses. The relative fault of the parties shall be determined by reference to, among other things, whether the conduct or information giving rise to the Indemnifiable Losses is attributable to the UPC Group or the Overnite Group and each party’s relative intent, access to information and opportunity to prevent or correct the Indemnifiable Losses. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of fraudulent misrepresentation.

11. Cooperation. So long as any books, records and files retained by the UPC Group or the Overnite Group relating to the present or past businesses, operations or assets of the Overnite Group remain in existence and available, the UPC Group and the Overnite Group shall have the right upon prior written notice to inspect and copy the same at any time during business hours for any proper purpose, provided that such right will not extend to any books, records and files, disclosure of which in accordance herewith would result in a waiver of the attorney-client, work product or other privileges which permit nondisclosure of otherwise relevant material in litigation or other proceedings, or which are subject on the date hereof and at the time inspection is requested to a non-disclosure agreement with a third party and a waiver cannot reasonably be obtained, provided that, in the case of material requested of the Overnite Group, such request relates only to the businesses, operations or assets of the Overnite Group as constituted on or prior to Closing or books, records and files reasonably required by the UPC Group for accounting or financial reporting purposes or to enforce its rights under this Agreement or any other agreement executed by the Overnite Group and the UPC Group in connection with the Offering or Divestiture Transaction. The UPC Group and the Overnite Group agree that they shall not other than in the ordinary course of business in accordance with established record retention policies destroy any such books, records or files without reasonable notice to the other party or if such party receives within 10 Business Days of such notice any reasonable objection from the other party to such destruction. Except in the case of dispute between the parties hereto, the UPC Group and the Overnite Group shall cooperate with one another in a timely manner in any administrative or judicial proceeding involving any matter affecting the actual or potential liability of either party hereunder. Such cooperation shall include, without limitation, making available to the other party during normal business hours all books, records and information, and officers and employees (without substantial disruption of operations or employment) necessary or useful in connection with any inquiry, audit, investigation or dispute, any litigation or any other matter requiring any such books, records, information, officers or employees for any reasonable business purpose. The party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Section 11 shall bear all reasonable out-of-pocket costs and expenses (except for salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees.

12. Section 338 Elections and Related Matters. Overnite agrees to timely make joint elections with UPC under Section 338(h)(10) of the Code in accordance with the applicable provisions of the Tax Allocation Agreement.

13. Precedence of Tax Allocation Agreement. The Tax Allocation Agreement, and not this Agreement, shall govern all matters relating to Taxes, and this Agreement shall have no force or effect over matters governed by the Tax Allocation Agreement.

14. Use of Union Pacific Name; Shield. The Overnite Group hereby agrees that it will not use or authorize or grant permission to any other person to use the name “Union Pacific,” including any logo, trademark or design containing such name, or the Union Pacific shield or similar design, at any time after six months following the Closing.

15. Assignment. Neither party may assign any of its rights or delegate any of its duties under this Agreement without first obtaining the prior written consent of the other party, which may be withheld by such other party in its absolute discretion. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

16. Notices. All notices and other communications to be given hereunder shall be in writing and delivered in person or mailed postage prepaid or sent by telegram or other facsimile transmission to the following addresses:

If to UPC:

Union Pacific Corporation

1416 Dodge Street

Omaha, Nebraska 68179

Attn: Senior Vice President and General Counsel

Telecopy No.: (402) 271-3093

If to Overnite, OHI, OTC or MCI:

Overnite Corporation

1000 Semmes Avenue

Richmond, VA 23224-2246

Attn: Senior Vice President and Chief Financial Officer

Attn: Senior Vice President and General Counsel

Telecopy No.: (804) 291-5848

or to such other addresses as either party may designate in writing. All notices or communications shall be effective upon receipt.

17. No Third Party Beneficiaries. The provisions of this Agreement are intended solely to establish the relative rights and responsibilities between the UPC Group and the Overnite Group, and except as set forth in the provisions of this Agreement which expressly provide for the indemnification of members of the UPC Group or the Overnite Group, or the respective directors, officers, employees, agents and representatives thereof, nothing in this Agreement, express or implied, is intended or will be construed to confer upon or give any person other than the parties hereto and their respective successors and permitted assigns any rights, remedies or obligations under or by reason of this Agreement or any transaction contemplated hereby.

18. Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original and all of which shall together constitute but one and the same instrument.

20. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. This Agreement may not be amended or otherwise modified except by a written instrument duly executed and delivered by all parties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

21. Severability. The provisions of this Agreement are severable, and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

22. Incorporation of Schedules. The Schedules identified in and attached to this Agreement are hereby incorporated by reference and made a part hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

UNION PACIFIC CORPORATION,

By:	/s/ Carl W. von Bernuth
Name:	Carl W. von Bernuth
Title:

OVERNITE CORPORATION,

By:	/s/ Patrick D. Hanley
Name:	Patrick D. Hanley
Title:	Senior Vice President and Chief Financial Officer

OVERNITE HOLDING, INC.,

By:	/s/ Patrick D. Hanley
Name:	Patrick D. Hanley
Title:	Vice President and Treasurer

OVERNITE, INC.,

By:	/s/ Patrick D. Hanley
Name:	Patrick D. Hanley
Title:	Vice President and Treasurer

OVERNITE TRANSPORTATION COMPANY,

By:	/s/ Patrick D. Hanley
Name:	Patrick D. Hanley
Title:	Senior Vice President and Chief Financial Officer

MOTOR CARGO INDUSTRIES, INC.,

By:	/s/ Lou V. Holdener
Name:	Lou V. Holdener
Title:	President

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